UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form	8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 27, 2023
Invitation Homes Inc.
(Exact Name of Registrant as Specified in its charter)

Maryland	001-38004	90-0939055
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1717 Main Street, Suite 2000
Dallas, Texas 75201
(Address of principal executive offices, including zip code)
(972) 421-3600
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered

Common stock, $0.01 par value	INVH	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2):
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 30, 2023, Invitation Homes Inc. (the “Company”) announced that Ernest M. Freedman has provided notice of his resignation as the Company’s Executive Vice President, Chief Financial Officer and Treasurer, effective as of June 1, 2023 (the “Effective Date”). The Board appointed Jonathan S. Olsen, current Executive Vice President, Corporate Strategy & Finance, as the Company’s new Executive Vice President, Chief Financial Officer and Treasurer effective as of the Effective Date.
Mr. Olsen, 49, has served in his current role since February 2020. He joined the Company in 2012 and previously served as Senior Vice President, Finance and Head of Capital Markets from June 2016 to February 2020, as Managing Director and Head of Capital Markets from April 2013 to June 2016, and as Managing Director and Co-Head of Asset Management from June 2012 to April 2013. From 2003 to 2012, Mr. Olsen worked in the real estate investment banking groups at Banc of America Securities, Goldman Sachs, and Jefferies & Company, and from 1996 to 2001 he worked in the mergers and acquisitions groups at UBS Securities, SG Cowen Securities, and PepsiCo, Inc. Mr. Olsen holds a B.A. in Economics and English from the University of Pennsylvania and an M.B.A. from the Tuck School of Business at Dartmouth.
Transition Services Agreement of Ernest M. Freedman
To ensure a smooth transition of his responsibilities, the Company and Mr. Freedman have entered into an executive transition services agreement, dated February 1, 2023 (the “Transition Agreement”), pursuant to which the Company will retain Mr. Freedman for a term of 10 months, beginning on the Effective Date, unless earlier terminated pursuant to the terms of the Transition Agreement (the “Transition Period”). Mr. Freedman will provide advisory transitional services as reasonably requested by the Company and will report to the Chief Financial Officer and the Chief Executive Officer of the Company.
Until the Effective Date, the Company shall continue to pay Mr. Freedman’s regular base salary, and he generally will continue to be eligible for all employee benefits to which he is entitled, but he will not be eligible for any equity grants from the Company during calendar year 2023 or thereafter.
Pursuant to the Transition Agreement, and subject to continued compliance with the terms thereof, Mr. Freedman will be entitled to the following:
•monthly fee of $29,167;
•continued vesting and settlement of his outstanding equity awards in accordance with their terms during the Transition Period;
•2023 annual bonus to be calculated and paid in the normal course based on 90% Company performance goals, using the actual company score, and 10% individual performance, calculated at target; and
•a one-time cash payment of $11,847, an amount equal to the total amount of the monthly COBRA insurance premiums, less employee premiums, for participation in the welfare benefit programs of the Company for ten (10) months.
The Transition Agreement contains customary restrictions and business protection provisions. Mr. Freedman’s receipt of the payments and benefits under the Transition Agreement is contingent upon Mr. Freedman’s provision of a full release of claims, as well as expiration of the statutory revocation period without the Transition Agreement being revoked.
The foregoing description of the Transition Agreement is qualified in its entirety by reference to the full text of the Transition Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.
Compensation of Jonathan S. Olsen
In connection with Mr. Olsen’s appointment as Executive Vice President, Chief Financial Officer and Treasurer: (1) effective as of the Effective Date, his annual base salary will be $450,000; (2) his target annual bonus will be 125% of his annual base salary, with actual payment to be based on the achievement of performance objectives to be set by the Compensation and Management Development Committee of the Board; and (3) his target long-term incentive award will be $1,200,000. In addition, he will be entitled to payments and benefits under the Company’s Executive Severance Plan at the multiple applicable to the Chief Financial Officer, which payments and benefits are described in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 5, 2022 under the heading “Potential Benefits Upon a Termination or Change in Control - Severance Plan.” The Executive Severance Plan has been previously filed by the Company as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q (File No. 1-38004) filed on May 7, 2020.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Executive Transition Services Agreement dated February 1, 2023, between Ernest M. Freedman and Invitation Homes Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVITATION HOMES INC.

By:	/s/ Mark A. Solls
	Name:	Mark A. Solls
	Title:	Executive Vice President, Secretary and Chief Legal Officer
	Date:	February 1, 2023